THE SOUTH FINANCIAL GROUP, INC.                                     EXHIBIT 99.1


                                                           102 South Main Street
                                                            Greenville, SC 29601
                                                                    864.255.4919

NEWS RELEASE

Date:             January 2, 2003
Release Date:     Immediate

                 THE SOUTH FINANCIAL GROUP COMPLETES ACQUISITION
                            OF CENTRAL BANK OF TAMPA

GREENVILLE, SC - The South Financial Group, Inc. (Nasdaq/NM: TSFG; http://www.thesouthgroup.com) announced the completion of its acquisition of Central Bank of Tampa, effective December 31, 2002. In the acquisition, Central Bank of Tampa shareholders will receive 9.850 shares of TSFG common stock for each share of Central Bank of Tampa common stock.

Central Bank of Tampa, which has $215 million in assets, operates 5 branches in Tampa and ranks 11th in total deposits in Hillsborough County. The South Financial Group merged Central Bank of Tampa into Mercantile Bank, its Florida banking subsidiary. With the completion of the acquisition, Mercantile Bank has approximately $1.7 billion in assets and 36 branches, principally in Jacksonville, Orlando, and the greater Tampa Bay area.

The South Financial Group, a financial services company headquartered in Greenville, South Carolina, had total assets of $6.9 billion and 106 branch offices in South Carolina, Florida, and North Carolina at September 30, 2002. It operates two subsidiary banks: Carolina First Bank and Mercantile Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina, and on the internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando, and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's web site: www.thesouthgroup.com.

         Certain matters set forth in this news release may contain forward-looking statements that include, but are not limited to, the expected merger closing date. These forward-looking statements are not guarantees of future performance, and actual results may differ materially from those expressed or implied by such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, see The South Financial Group's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACTS:
         William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919

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